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Exhibit 5.1

                                 January 2, 2002

Cogent Communications Group, Inc.
1015 31st Street, NW
Washington, DC 20007

               Re: Cogent Communications Group, Inc. Registration Statement on Form S-4; File No. 333-71684

Ladies and Gentlemen:

                  In connection with the registration of approximately 1,956,250 shares (the "Shares") of common stock of the Company, par value $0.001 per share ("Common Stock"), under the Securities Act of 1933, as amended (the "Act"), by Cogent Communications Group, Inc., a Delaware corporation (the "Company"), on Form S-4 filed with the Securities and Exchange Commission (the "Commission") on October 16, 2001 (File No. 333-71684), as amended by Amendment No. 1 filed with the Commission on November 21, 2001, as amended by Amendment No. 2 filed with the Commission on December 7, 2001, as amended by Amendment No. 3 filed with the Commission today (collectively, the "Registration Statement"), you have requested our opinion with respect to the matters set forth below.

                  The Registration Statement discloses that all of the total number of Shares will be issued as merger consideration on the effective date of the merger of Cogent's wholly owned merger subsidiary with and into Allied Riser Communications Corporation, a Delaware corporation ("Allied Riser"), as described in the Registration Statement.

                  In our capacity as your counsel in connection with such registration, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

                  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

                  We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware (the "DGCL"), and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

                  Subject to the foregoing, it is our opinion that the Shares have been duly authorized and, upon surrender of the common stock, par value $.0001 per share, of Allied Riser, and issuance and delivery of the Shares, in each case as described in the registration statement, the Shares will be fully paid, validly issued and nonassessable.

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                  We consent to your filing this opinion as an exhibit to the
Registration Statement and to the reference to our firm contained under the heading "Interests of Named Experts and Counsel."

                                                   Very truly yours,

                                                   /s/ Latham & Watkins